Exhibit 99.1

FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT:	Gregory Gronau, Chief Executive Officer and President PH: 1.702.384.2425 FX: 1.702.384.1965

Gaming Partners International Corporation

Receives a $7.2M USD Order from Casino in Macau

Las Vegas, NV (PR Newswire) (April 29, 2015) — Gaming Partners International Corporation (NASDAQ: GPIC), a leading provider of casino currency, playing cards, table layouts and table game products worldwide, announced today it has received a $7.2 million order to supply gaming chips and plaques for a new casino in Macau. The order includes the company’s Bourgogne et Grasset brand of plaques as well as the newly released V-Series American-style chips.

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About Gaming Partners International Corporation

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset®, Bud Jones® and Gemaco®, GPIC provides casino currency such as chips, plaques and jetons; gaming furniture and table accessories; playing cards; table layouts; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino currency and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey, Gulfport, Mississippi, Blue Springs, Missouri and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains "forward-looking statements" based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to new products; anticipated future sales or the timing thereof; fulfillment of product orders; the long-term growth and prospects of our business or any jurisdiction in which we operate; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K/A for the period ended December 31, 2014, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.